SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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On January 17, 2020, Alpha Holdings, Inc. released a shareholder letter to the shareholders of OncoSec Medical Incorporated (the “Shareholder Letter”) which can be downloaded at www.VoteNoOncoSec.com. A copy of the Shareholder Letter is attached herewith as Exhibit 1.

January 17, 2020

Dear Fellow OncoSec Stockholders:

On January 14, 2020, Alpha delivered a binding term sheet1 to OncoSec, detailing the terms of an offer that we believe is superior to the China Grand Takeover and in the best interests of stockholders.

Two days later, OncoSec rejected Alpha’s superior financing proposal, which represents $39.3 million of value compared with the $30 million China Grand Takeover Proposal,2 including the opportunity for stockholders to receive a cash premium for 35% of OncoSec shares through a tender offer of $2.50 per share.

In the press release announcing its rejection, OncoSec attempted to mischaracterize Alpha’s offer, confuse investors and, we believe, entrench management. Here are the facts:

●	Alpha will NOT let OncoSec run out of money before it can complete clinical trials. If its proposal were accepted, Alpha would continue to be OncoSec’s largest stockholder. Even before funding any part of the $30 million direct investment into OncoSec, Alpha would already have over $25 million invested in the company. It is completely illogical to believe Alpha would invest $25 million only to allow OncoSec to run out of money.

●	Alpha’s offer IS superior and IS in the best interest of stockholders. Alpha is offering $39.3 million versus $30 million from China Grand, and giving stockholders the opportunity to receive a cash premium if they choose. Stockholders get no cash whatsoever under the China Grand Takeover and there is no certainty that China Grand will ever offer cash to OncoSec’s stockholders.

●	Alpha would NOT get control “before Alpha makes any cash investment.” Alpha already has invested $17 million in OncoSec and is making a commitment to invest an additional $39.3 million.

●	Stockholders CANNOT count on China Grand to invest at $4.50 per share. China Grand has no obligation whatsoever to exercise its so-called “option” and purchase shares at $4.50. In fact, one year and one day after its deal closes China Grand can offer any price they want or nothing at all. In fact, we believe that a reasonable interpretation of the legal agreements between OncoSec and China Grand permit China Grand to make offers at prices below $4.50 even before the expiration of the one-year period. Alpha, on the other hand, has guaranteed a 25% premium regardless of where the stock is trading.

1	The binding term sheet has been filed with the SEC and is available at: https://votenooncosec.com/wp-content/uploads/2020/01/Binding-Term-Sheet-Letter_Signed.pdf
2	“China Grand” refers collectively to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP.

●	Alpha’s Offer is NOT “contingency-laden.” The only significant conditions are that OncoSec terminate the China Grand Takeover and allow a new leadership team to run the company. We believe the need for new leadership is clear.

●	Alpha’s Offer is NOT more dilutive than China Grand’s. Both Alpha’s offer and the China Grand Takeover contemplate issuing $30 million in new equity. Without knowing OncoSec’s future stock price, there is no possible way for OncoSec to conclude at the present time which offer would be more dilutive, and we believe it is highly misleading for OncoSec to suggest otherwise. In addition, Alpha’s offer would pay stockholders a cash premium for up to 35% of OncoSec’s outstanding shares.

●	Alpha’s motives are CLEAR. Far from being “questionable,” as OncoSec states, Alpha has been clear from the beginning – it thinks the China Grand Takeover is a bad deal. Alpha is now willing to finance OncoSec with more money and give stockholders the opportunity for a cash premium. Why is OncoSec leadership so resistant?

Details of Alpha’s Offer

$39.3 Million	Alpha’s total additional investment in OncoSec

$9.3 Million	All-cash tender offer to purchase 35% of OncoSec stock directly from current stockholders @ $2.50/share

+
$30.0 Million	Purchase newly issued OncoSec common stock in two tranches over the next year[3]

The terms of Alpha’s offer have no financing contingency but would require (among other conditions set forth in the binding term sheet):

●	The termination of two Stock Purchase Agreements, dated October 10, 2019, between OncoSec and China Grand and OncoSec and Sirtex Medical US Holdings, Inc., an affiliate of China Grand;

●	The termination of the License Agreement, dated October 10, 2019, between OncoSec and China Grand;

●	The termination of the Services Agreement, dated October 10, 2019, between OncoSec and Sirtex Medical US Holdings, Inc.;

●	The termination of all severance or “golden parachute” payments to current members of management as a result of Alpha’s proposed transaction; and

●	The resignation of Dan O’Connor, Avtar Dhillon and Punit Dhillon from all positions held at OncoSec.

3	The first tranche of $10 million would be at a purchase price of $2.50 per share and would be completed no later than six months after Alpha and OncoSec enter into a definitive agreement. The second tranche of $12.5 million would be purchased at a premium of 25% of the volume weighted average price of OncoSec common stock for the 30 days prior to the date of Alpha exercising the tranche and would be completed no later than one year after Alpha and OncoSec enter into a definitive agreement.

Please visit www.VoteNoOncoSec.com for more information about Alpha’s alternative financing proposal and its opposition to the China Grand Takeover of OncoSec. Now is the time to send a message to OncoSec by voting AGAINST the China Grand Takeover on the BLUE proxy card.

If you support Alpha’s efforts to block the China Grand Takeover, it is very important that you vote AGAINST the transaction on the BLUE proxy card.

Remember: Please simply discard any WHITE proxy card you may receive from OncoSec. Any vote on OncoSec’s WHITE proxy card (even a vote in protest) will revoke any earlier proxy card that you have submitted to Alpha. Furthermore, any vote on OncoSec’s WHITE proxy card, even a vote “AGAINST”, MAY ACTUALLY HELP the China Grand Takeover of OncoSec.

IT IS IMPORTANT THAT YOU VOTE “AGAINST” ONLY ON THE BLUE PROXY CARD AND NOT THE WHITE PROXY CARD. If you have mistakenly voted on the WHITE proxy card or require assistance in voting your BLUE proxy card, please contact Okapi Partners at the phone numbers or email address listed below.

YOUR VOTE IS IMPORTANT! VOTE “AGAINST” THE PROPOSED ONCOSEC TRANSACTION ON THE BLUE PROXY CARD TODAY

+ 1 (212) 297-0720 (Main)

+ 1 (888) 785-6617 (Toll-Free)

Email: info@okapipartners.com

Sincerely,

Alpha Holdings

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances. This communication is an indication of Alpha’s interest to acquire securities of OncoSec, however, indications of interest are not binding agreements or commitments to purchase. Alpha may elect to purchase more, fewer or no securities in OncoSec and OncoSec may not agree to enter into any securities transaction with Alpha.

Additional Information and Where to Find It

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, Inc. IN RESPECT OF THE PROPOSED TRANSACTION between OncoSec Medical Incorporated (“OncoSec”) and Decade Developments Limited, a direct, wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”), and Sirtex Medical US Holdings, Inc. OncoSec has scheduled a special meeting of stockholders (the “Special Meeting”) in connection with the proposed transaction. Alpha Holdings, Inc. has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Special Meeting. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

THE PROPOSED TENDER OFFER FOR THE OUTSTANDING COMMON STOCK HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL THE COMPANY’S COMMON STOCK. THE SOLICITATION AND THE OFFER TO PURCHASE THE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS FILED WITH THE SEC. AT THE TIME A TENDER OFFER IS COMMENCED, ALPHA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER. THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ ANY SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND ANY SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE SCHEDULE TO AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED BY THE PARTIES (WHEN AVAILABLE), AT THE SEC’S WEB SITE AT WWW.SEC.GOV.

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